Exhibit 99.1

NEWS BULLETIN
                                             RE:        NN, INC.
                FROM:                                   2000 Waters Edge Drive
                                                        Johnson City, TN  37604
[The Financial Relations Board Logo]
        BSMG WORLDWIDE
------------------------------------------------------------------------------

FOR FURTHER INFORMATION:
AT THE COMPANY:                               AT THE FINANCIAL RELATIONS BOARD/
                                              BSMG Worldwide:
Will Kelly                                    Kerry Thalheim Susan Garland
Treasurer & Manager of Investor Relations     (General info)    (Analyst)
(423) 743-9151                                212-661-8030   212-661-8030

For Immediate Release
July 25, 2001

                 NN, INC. REPORTS 2001 SECOND QUARTER RESULTS

                        Signs $60 Million Credit Agreement

Johnson City, Tenn. - July 25, 2001 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the second quarter ended June 30, 2001. Results for the 2001 second quarter reflect the operations of NN Euroball ApS (Euroball), a stand-alone joint venture company formed on July 31, 2000, the Delta Rubber Company (Delta) acquired on February 16, 2001, as well as the operations of Industrial Molding Corporation (IMC) acquired on July 6, 1999. Both IMC and Delta were acquired in transactions using the purchase method of accounting. The Company also noted that its results for the same period reflect NN's joint venture interests in Jiangsu General Ball & Roller (formed in March
2000) and NN-Arte (a joint venture formed in August 2000).

Net sales for the second quarter of 2001 were $47,350,000 up 85% compared to $25,643,000 for the same period of 2000. Net income of $3,506,000 reflects a $1,602,000 after-tax gain on insurance proceeds from the fire in the NN Erwin, Tennessee facility in March 2000. Excluding this gain, net income totaled $1,904,000, or $0.12 per share, down 15% from $2,242,000, or $0.15 per share for the 2000 second quarter.

Net sales for the first half of 2001 were $97,577,000, up 82% compared to $53,645,000 in the same period of 2000. Net income of $4,954,000 reflects the aforementioned second quarter 2001 after-tax gain on insurance proceeds from the fire in the NN Erwin, Tennessee facility. Excluding this gain, net income totaled $3,352,000, or $0.22 per share, down from $4,352,000 or $0.28 per share for the 2000 first half.

The Company entered into a new syndicated loan agreement on July 20, 2001 with AmSouth Bank, its primary agent, which provides for a two-year revolving credit facility of up to $25 million and a five-year term loan of $35 million. This $60 million agreement replaces a $50 million revolving credit facility provided by AmSouth Bank. The proceeds from the new loan facility will be used to finance periodic working capital needs and provide long-term financing for the February 16, 2001 acquisition of Delta.

The Company also announced that during the second quarter it determined that the effect of an interest rate swap contract at its NN Euroball ApS subsidiary was not recorded in its first quarter 2001 financial statements as required under Statement of Financial Accounting Standards (SFAS) 133, which was effective for the Company on January 1, 2001. While recording the effect of the interest rate swap will not change the Company's reported basic earnings of $0.10 per share for the first quarter of 2001, net income of $1,562,000 for this period will be reduced by $114,000, which includes a $98,000 cumulative effect of change in accounting principles. The Company will be filing an amended March 31, 2001 Form 10-Q to reflect the adoption of SFAS 133.

Roderick R. Baty, President and Chief Executive Officer, stated, "Our top line growth in the second quarter of 2001 is the result of the revenue contribution from Euroball and Delta Rubber, totaling $22.5 million and $4.5 million, respectively. This was offset somewhat by the adverse economic conditions in our North American markets. While our European markets experienced modest revenue growth year over year, our domestic businesses were down an average of 11%. In light of the current economic situation, we are focusing on cost reduction programs including reduced work schedules at all three of our domestic operations.

"As a percentage of net sales, the gross profit margin was 25.3% in the 2001 second quarter versus 29.9% in the 2000 second quarter. This reflects inventory reductions at our domestic ball & roller facilities as well as volume related margin decline due to soft economic conditions. Selling, general and administrative expense as a percentage of sales was 8.1% compared to 9.6% in the prior year's second quarter," added Mr. Baty

"We have been through down cycles in the past and our overall objective is to manage our business prudently through this difficult operating environment. Toward that end, we are focusing on cost reduction programs, working capital management, reduction in non-critical capital spending, and debt reduction. In particular, our strong cash flows and our new acquisitions are enabling us to pay down debt. Since the beginning of the year, we have reduced long-term debt approximately $7.7 million excluding the financing for the acquisition of Delta Rubber and the effect of currency. In short, we are on target with our objective of reducing the Company's long-term debt by at least $12 million during 2001. We also continue to focus on the further integration of all our business units and efforts to maximize the value of NN's broader product offerings to our customers," added Mr. Baty.

 "At this time, the resumption of growth in the U.S. economy continues to be very difficult to predict and we are concerned about signs of reduced industrial activity in Europe. If business conditions do not worsen further, we expect that sales for the full year 2001 should reach approximately $190 million, down from our revised estimate of $200 million. This volume level reflects a full year contribution from Euroball, the addition of Delta Rubber, modest sales from NN-Arte and market share gains/new product programs in our core domestic operations partially offsetting our weak domestic markets. At these sales levels, the Company is now projecting third quarter earnings to be between $0.13 and $0.14 per share and 2001 full year earnings to be between $0.51 per share to $0.53 per share excluding any gains resulting from insurance proceeds from the March 2000 fire at the Company's Erwin, Tennessee facility.

 "We believe that NN enjoys a number of fundamental strengths that will enable us to withstand the current downturn as well as continue to grow when business conditions improve. These strengths include our strong cash flow and our market share position within the bearing industry. Specifically, NN has worked diligently over the past two years to implement its strategic growth plan, enabling us to expand our global manufacturing base beyond North America and expand our bearing component platform. In summary, we are well positioned as a key component supplier to our global customers," concluded Mr. Baty.

NN, Inc. is an independent manufacturer and supplier of high quality, precision-bearing components to both domestic and international anti-friction bearing manufacturers and had sales of $132 million in 2000.

         For More Information on NN, Inc. at no cost, via facsimile, please call 1-800-PRO-INFO and enter stock ticker symbol - NNBR

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability of raw materials, currency and other risks associated with international trade, the Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31, 2000.

                          (Financial Tables Follow)


                                     NN, Inc.
                         Condensed Statement of Operations
                     (In thousands, except per share amounts)
                                    (Unaudited)

                                             Three Months         (As Restated)
                                                Ended            Six Months Ended
                                               June 30,              June 30,
                                            2001      2000        2001      2000
                                           -------   -------     -------  ---------
Net sales                                 $47,350   $25,643     $97,577   $53,645
Cost of goods sold                         35,320    17,965      73,504    38,311
                                           -------   -------     -------  ---------
  Gross profit                             12,030     7,678      24,073    15,334

Selling, general and administration         3,886     2,463       7,900     4,781
Depreciation and amortization               3,386     1,723       6,696     3,568
                                           -------   -------     -------  ---------
Income from operations                      4,758     3,492       9,477     6,985

Interest expense, net                       1,043       268      2,273        559
Equity in earnings of
unconsolidated affiliate                       23      (53)        (26)       (66)

Net gain on involuntary conversion         (2,542)     --        (2,542)      (25)
Other income                                 (275)     --          (455)    --
                                           -------   -------     -------  ---------
Income before provision for income
taxes                                       6,509     3,277      10,227     6,467
Provision for income taxes                  2,437     1,035       4,073     2,115

Minority interest in consolidated
subsidiary                                    566      --         1,102     --
                                           -------   -------     -------  ---------
Income before cumulative effect of
change in accounting principle              3,506     2,242       5,052     4,352
Cumulative effect of change in
accounting principle, net of income tax
benefit of $112                                --      --            98      --
                                           -------   -------     -------  ---------
Net income                                 $3,506    $2,242      $4,954    $4,352
                                           =======   =======     =======  =========
Income per common share                     $0.23     $0.15       $0.32     $0.28
                                           =======   =======     =======  =========




                                    -more-

                                           NN, Inc.
                                       Condensed Balance
                                             Sheet
                                        (In thousands)

                                                       June 30,      December
                                                                        31,
                                                         2001           2000
                                                      (Unaudited)
                                                      -----------    -----------
             Assets
             Current assets:
             Cash                                         $6,629         $8,273
             Accounts receivable, net                     34,334         29,549
             Inventories, net                             23,523         23,742
             Other current assets                          3,475          1,512
             Net current deferred tax asset                  104            962
                                                        ---------      ---------
               Total current assets                       68,065         64,038

             Property, plant & equipment, net             87,057         91,693
             Goodwill, net                                38,815         27,865
             Other non-current assets                      7,627          4,212
                                                        ---------      ---------
               Total assets                             $201,564       $187,808
                                                        =========      =========

             Liabilities and Stockholders' Equity
             Current liabilities:
             Accounts payable                            $16,790        $17,337
             Accrued salaries & wages                      5,504          6,929
             Income taxes payable                          3,057          1,341
             Payable to affiliates                         2,739          1,762
             Short-term notes                                 --          2,000
             Short-term portion of long-term notes         5,250             --
             Other liabilities                            10,694          6,490
                                                        ---------      ---------
               Total current liabilities                  44,034         35,859

             Minority interest in consolidated
             subsidiaries                                 28,095         30,257
             Deferred income taxes                         4,388          5,353
             Long-term notes payable                      59,592         50,515
             Other                                           775            578
                                                        ---------      ---------
               Total liabilities                         136,884        122,562
             Total stockholders' equity                   64,680         65,246
                                                        ---------      ---------

             Total liabilities and stockholders'
               equity                                   $201,564       $187,808
                                                        =========      =========


                                     ###